Exhibit 99.1

News Release

Contact:	Investors: Michael Grant - Managing Director, Investor Relations - (615) 263-6957 Media: Steve Owen – Vice President, Communications - (615) 263-3107

CORECIVIC APPOINTS CATHERINE HERNANDEZ-BLADES AND ALEXANDER R. FISCHER TO ITS BOARD OF DIRECTORS;

CORECIVIC ALSO ANNOUNCES PLANNED RETIREMENT OF LONG-TERM BOARD MEMBER DONNA ALVARADO

Brentwood, Tenn. – March 7, 2024 – CoreCivic, Inc. (NYSE: CXW) (the Company) announced today that, effective March 15, 2024, Catherine Hernandez-Blades and Alexander R. Fischer will be appointed as independent members of the Company’s Board of Directors, expanding the board from ten to twelve directors, ten of whom have been determined by the board to be independent. The company also announced today that Donna M. Alvarado, who has served on CoreCivic’s Board of Directors since 2003, will retire from the Board in accordance with the Company’s retirement policy after the company’s 2024 Annual Meeting of Shareholders, bringing the number of board members at that point to eleven, including nine independent members. Both Ms. Hernandez-Blades and Mr. Fischer are expected to join various board committees in the future.

“We are pleased to have Catherine and Alex join our Board of Directors,” said Damon Hininger, CoreCivic’s President and Chief Executive Officer. “Catherine brings decades of executive leadership experience in government relations, communications, and marketing in both the private and the public sectors. She has partnered with the Federal government through her work at SAIC, Raytheon and Lockheed Martin, and she has worked closely with government leaders at the state level as well. Catherine also provides community support as a board member at several non-profits. We are very excited to add her valuable perspective to CoreCivic’s board.”

Hininger added, “We’re equally excited about the addition of Alex Fischer to our board. Alex brings diverse business, government, and non-profit experience, including extensive work in corporate strategy and property development. Alex has deep knowledge of economic development from both his leadership of the Columbus Partnership and previously as Commissioner of Economic Development and Deputy Governor for the State of Tennessee. Alex’s strong board experience spans a publicly traded company as well as other private and non-profit entities.”

“As we welcome Catherine and Alex, I also want to express how grateful we are to Donna Alvarado for her 21 years of thoughtful stewardship as a CoreCivic board member, “Hininger continued. Donna has been deeply engaged with CoreCivic and she’s provided valued and consistent counsel as we have navigated various opportunities over the past two decades.”

Ms. Hernandez-Blades, 56, formerly served as the senior brand marketing and communications executive at SAIC, Aflac, and Flex (formerly Flextronics), where she had responsibility for brand, reputation, crisis, and issues management, as well as environmental, social, and governance efforts. Previously, she held senior management positions at Raytheon and Lockheed Martin, as well as in government, including serving by gubernatorial appointment as the Executive Director of the Louisiana Seafood Promotion and Marketing Board. Ms. Hernandez-Blades serves as the U.S. representative on the Advisory Board of the World Communications Forum Association—Davos, and as a Trustee for the Institute of Public Relations, an industry think tank. She is a former Chair of the Board of Operation Homefront, The Seminar, and CASA New Orleans. She holds a bachelor’s degree in Mass Communications from the University of Louisiana, Lafayette, and is a Loyola University Environmental Communications Fellow.

5501 Virginia Way, Brentwood, Tennessee 37027, Phone: 615-263-3000

Mr. Fischer, 56, is the founder of Alex R. Fischer and Company, which offers strategic advisory services on corporate strategy, real estate development and economic development, since 2021. He is also a Partner with The New Albany Company, the master developer for over 20,000 acres of mixed-use development. His prior roles include serving as President and CEO of the Columbus Partnership from 2009 to 2021 and undertaking various positions at Battelle Memorial Institute, including Senior Vice President for Business and Commercialization, from 2002 to 2009. Earlier, Mr. Fischer contributed his expertise as Commissioner of Economic Development, Deputy Governor, and Chief of Staff for the State of Tennessee between 1997 and 2002. Mr. Fischer is an active board member of Advanced Drainage Systems (NYSE: WMS), where he chairs the Nominating and Governance Committee and serves on the Audit Committee; Nationwide Children’s Hospital, where he previously served as Chair; White Oak Partners, as Chair; Andelyn Biosciences; and the Columbus Downtown Development Corporation, also as Chair. He previously served on the board of trustees for The Ohio State University. Mr. Fischer holds a bachelor’s degree in Economics and Public Administration and a master’s degree in Urban Planning and Economic Development, both from the University of Tennessee.

About CoreCivic

CoreCivic is a diversified, government-solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. We provide a broad range of solutions to government partners that serve the public good through high-quality corrections and detention management, a network of residential and non-residential alternatives to incarceration to help address America’s recidivism crisis, and government real estate solutions. We are the nation’s largest owner of partnership correctional, detention and residential reentry facilities, and believe we are the largest private owner of real estate used by government agencies in the United States. We have been a flexible and dependable partner for government for 40 years. Our employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good. Learn more at www.corecivic.com.

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